    WILLOWBRIDGE STRATEGIC TRUST
    MONTHLY REPORT/
    NOVEMBER 30, 1997

         WILLOWBRIDGE STRATEGIC TRUST
--------------------------------------------------------------------------------
Dear Interest Holder:
Enclosed is the report for the month of November 1997 for Willowbridge Strategic Trust ('the Trust'). The net asset value of an interest as of November 30, 1997 was $99.54, an increase of .01% from the October 31, 1997 $99.53 value. The
1997 year-to-date return for the Trust was a decrease of 3.80% as of November 30, 1997.

The Trust's trading resulted in flat returns for the month of November. Gains were seen in the currency, financial, metal and grain sectors. Losses were experienced in the index, energy, soft and meat sectors.

Among the sectors traded, the largest gains came from the currency markets. In particular, the rising value of the U.S. dollar relative to the Japanese yen provided substantial profits. Weakness in Asian currencies carried over to the yen and the dollar was further strengthened by the currency market's emphasis on safety. There were also gains from rising silver prices as supplies tightened and demand remained strong.

Offsetting gains were losses from the volatile stock index futures markets and from the energy sector where prices declined during the month as political tensions eased in the Middle East.

The estimated net asset value per interest as of December 17, 1997 was $99.33. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For questions concerning your account status, contact Prudential Securities Client Services at 1-800-535-2077.

In connection with your investment in the Fund, you will receive 1997 tax information on Schedule K-1. If you have any questions concerning your K-1, please call the K-1 hotline at 1-800-688-6734.

          Sincerely yours,


          James M. Kelso
          President & Director
          PRUDENTIAL SECURITIES FUTURES
          MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at month-end. The correct value is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------------

For the month of November 1997
Revenues:
Realized loss on commodity
  transactions.............................   $(332,929)
Change in unrealized commodity
  positions................................     584,518
Interest income............................     177,082
                                              ---------
                                                428,671
                                              ---------
Expenses:
Commissions................................     304,484
Management fee.............................     118,175
                                              ---------
                                                422,659
                                              ---------
Net gain...................................   $   6,012
                                              ---------
                                              ---------

        STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------

For the month of November 1997
                                                   Per
                                      Total       Unit
                                   -----------   -------
Net asset value at beginning of
  month
  (461,979.894 interests)........  $45,978,942   $ 99.53
Contributions....................    1,166,900
Net gain.........................        6,012
Redemptions......................     (560,704)
                                   -----------
Net asset value at end of month
  (468,071.037 interests)........  $46,591,150     99.54
                                   -----------
                                   -----------
                                                 -------
Change in net asset
  value per interest..........................   $   .01
                                                 -------
                                                 -------
Percentage change.............................       .01%
                                                 -------
                                                 -------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Willowbridge Strategic Trust is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.
                             by: Barbara J. Brooks
                                   Treasurer